Exhibit 21

SUBSIDIARIES OF MCMS, INC.

Name                         Jurisdiction of Incorporation
MCMS International, Inc.         British Virgin Islands
MCMS Sdn. Bhd.                   Malaysia
MCMS Belgium S.P.R.L.            Belgium
MCMS Netherlands B.V.            Netherlands